Exhibit 99.1

FOR IMMEDIATE RELEASE

BioDelivery Sciences Remains on Schedule for December

ONSOLIS Resubmission Following Meeting with FDA

First half 2009 final approval still anticipated

RALEIGH, N.C., November 19, 2008 – BioDelivery Sciences International, Inc., (Nasdaq: BDSI) announced that the company continues to anticipate a resubmission containing the Risk Evaluation and Mitigation Strategy (REMS) for its lead product ONSOLIS™ to the Food and Drug Administration (FDA) in December following a meeting with the FDA this week.

In August 2008, BDSI received a Complete Response letter from the FDA regarding the NDA for ONSOLIS. The FDA requested modifications to the submitted risk management program and informed BioDelivery Sciences that all other aspects of the NDA review were complete. Shortly thereafter, BDSI requested a meeting with FDA to discuss details of the proposed REMS for ONSOLIS, the details of which were submitted to the FDA in advance of the November 17th meeting.

ONSOLIS (formerly known as BEMA™ Fentanyl), the company’s lead product in development, is a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer. In North America and Europe, the commercial rights to ONSOLIS are licensed to Meda AB. Representatives of Meda were present at the FDA meeting.

“We are very pleased with the feedback provided by FDA on our REMS proposal,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “Based on our meeting, we are making some final adjustments to the program that will allow us to meet our target for a formal resubmission in December. We believe this resubmission will meet all the requirements in the Complete Response letter, and we are committed to working closely with FDA towards an expeditious review and approval for ONSOLIS.”

BDSI currently anticipates that FDA will classify the review as a Class 2 resubmission. This provides FDA up to six months to review and potentially approve ONSOLIS. As a result, BDSI continues to anticipate final FDA approval of the ONSOLIS NDA in the first half of 2009.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA Buprenorphine, a second

FOR IMMEDIATE RELEASE

analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA technology and its patented Bioral® cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.biodeliverysciences.com.

Cautionary Note on Forward-Looking Statements

Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contacts

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

+1 919-582-9050

amedwar@bdsinternational.com